UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                      SEC FILE NUMBER 333-125268
                                                         CUSIP NUMBER  84379P101

(Check one):  [X] Form 10-KSB   [ ] Form 20-F   [ ] Form 10-QSB   [ ] Form N-SAR

         For Period Ended: DECEMBER 31, 2006
                           -----------------
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended: _________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HERIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________

PART I - REGISTRANT INFORMATION

SOUTHERN SAUCE COMPANY, INC.
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Full Name of Registrant


-------------------------
Former Name if Applicable

11951 S.E. 57TH STREET
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Address of Principal Executive Office (Street and Number)

MORRISTON, FL 32668
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on
[X] or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report portion thereof, could not be filed within the prescribed time period.

        WE WERE NOT ABLE TO COMPLETE THE REQUIRED FINANCIAL STATEMENTS IN SUFFICIENT TIME TO ENABLE THE FORM TO BE FILED ON A TIMELY BASIS.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

       ROBERT JORDAN               352                        486-4541
       -------------            -----------               ------------------
          (Name)                (Area Code)               (Telephone Number)

(2) Have all other periodic reports reports required under SECTION 13 or 15(D) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
    If answer is no, identify report(s).                      [X] Yes     [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              [ ] Yes     [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
________________________________________________________________________________

                          SOUTHERN SAUCE COMPANY, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: MARCH 28, 2007                   By: /s/ ROBERT JORDAN
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                                           ROBERT JORDAN, PRESIDENT AND CEO